Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	April 21, 2011
E-Mail: Dcurtin@weismarkets.com	Twitter: @WMKSpokesman

WEIS MARKETS REPORTS INCREASED FIRST QUARTER EARNINGS AND

COMPARABLE STORE SALES

(Sunbury, PA) –Weis Markets, Inc. (NYSE: WMK) today reported an increase in its first quarter earnings and comparable store sales.

For the thirteen-week period ending March 26, 2011, the Company's net income increased 7.0% to $18.6 million compared to $17.4 million for the same period in 2010. Basic and diluted earnings per share increased 6.2% to $.69 per share.

The Company's first quarter comparable store sales increased 0.6%. As a result of the divestiture of 18 unprofitable SuperPetz units and two underperforming stores, the Company's net sales declined 0.7% to $659.5 million compared to $664.3 million for the same period in 2010.

The Company attributed its higher earnings to an increase in store level operating income due to the increasingly efficient operation of its stores and disciplined marketing and advertising along with targeted promotional activity in key markets.

"Our current results mark our ninth consecutive quarter of strong operating results," said David J. Hepfinger, Weis Markets' President and CEO. "Our company achieved these results at a time of continuing consumer caution and during a period when increased wholesale inflation continues to outpace retail price inflation."

About Weis Markets
Weis Markets currently operates 162 stores in its home state of Pennsylvania and in Maryland, New York, New Jersey and West Virginia. For more information about Weis Markets, Inc., please visit www.weismarkets.com.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

First Quarter - 2011

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 26, 2011	March 27, 2010	(Decrease)
Net Sales	$659,455,000	$664,256,000	(0.7%)

Income Before Taxes	$29,344,000	$27,271,000	7.6%
Provision for Income Taxes	10,743,000	9,889,000	8.6%
Net Income	$18,601,000	$17,382,000	7.0%
Weighted Average
Shares Outstanding	26,898,000	26,899,000	(1,000)
Basic and Diluted
Earnings Per Share	$0.69	$0.65	$0.04